EXHIBIT 99.1

Steinway Acknowledges Unsolicited Proposal for Band Business;

Announces New Chairman

For Immediate Release:

WALTHAM, MA - July 5, 2011 - Steinway Musical Instruments, Inc. (NYSE:LVB), one of the world’s leading manufacturers of musical instruments, announced that Chairman Kyle Kirkland, CEO Dana Messina, Conn-Selmer President John Stoner, and certain members of management made an unsolicited proposal to acquire the Company’s band instrument and online music divisions. In connection with the proposal, Mr. Kirkland has agreed to step down as the Company’s Chairman, a position he has held since 1995.

The board has appointed a Special Committee to consider this proposal and strategic alternatives. In addition, the board has appointed Michael Sweeney, one of the Company’s independent directors, to the position of Chairman. Mr. Sweeney is currently Chairman of the Board of Star Tribune Media Holdings and previously served as the president of Starbucks Coffee Company (UK) Ltd.

“First, it was a profound honor for me to serve as Chairman of the Company for so many years. Dana Messina and I have always felt that it was our duty to maintain the integrity of this American icon, and I believe we have been successful despite many economic and competitive challenges,” stated Mr. Kirkland. “Second, although it was a difficult decision for me to step down, we felt it was appropriate to have an independent director lead the board through the process of evaluating offers for company assets. Finally, I am looking forward to continuing as an active member of the board and will serve the interests of all our stakeholders with the same respect for our people and brands that I’ve always had.”

Mr. Messina said, “On behalf of the board and management, we’d like to thank Kyle for his vision and leadership over the last 16 years. Nearly two decades ago, we started on a journey which resulted in the creation of one of the world’s most prestigious musical instrument companies. Since that time, we have sold over $5 billion of musical instruments, generated steady returns to investors and provided rewarding employment to thousands of employees. Our products are better than they’ve ever been and our balance sheet is solid. Mr. Kirkland’s legacy with Steinway is secure.”

In connection with Mr. Kirkland’s departure as Chairman, the Company will recognize a severance charge of $1.1 million. Details of the management offer for the band and online music businesses have not been disclosed. There can be no assurance that any potential purchaser or the Company will enter into a definitive agreement for any transaction or that any transaction will be completed.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Contact:	Dennis M. Hanson
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com